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Walmart’s Global Compliance Program Report on Fiscal Year 2014

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

Building a World-Class Compliance Program

Since the first Walmart store opened its doors to the public in 1962, the company has been dedicated to making a difference in the lives of its customers. More than 50 years since that opening day, the efforts of approximately 2.2 million associates working across 27 countries are helping families around the world achieve a simple mission: to save money so they can live better.

To accomplish this mission and to maintain the trust of its stakeholders, the company and its associates must act with personal integrity and in compliance with the laws of the communities in which the company operates. Walmart’s founder, Sam Walton, regarded personal and moral integrity as critical to the company’s success. As he said, “it starts with each one of us.”

Over the past year, Walmart has built on this foundation of integrity by implementing a number of enhancements to its global compliance program. Under the direction of the Audit Committee of the company’s Board of Directors and senior management, the company established a set of compliance objectives to be accomplished during the fiscal year ended January 31, 2014 (“Fiscal 2014”). Demonstrating Walmart’s commitment to compliance, a portion of the compensation for the company’s most senior executive officers was subject to the achievement of adequate progress on these compliance objectives. If the company failed to meet the Audit Committee’s expectations to grow and improve its compliance program, these executives’ annual cash incentive could be reduced or eliminated.

These compliance objectives, which touched many aspects of the company’s business, can broadly be grouped into three critical areas: people, policies and processes, and systems. Throughout the year, the Audit Committee of the Board actively monitored the company’s performance on the compliance objectives. In Fiscal 2014 members of the Audit Committee and its counsel conferred with management on the development of the compliance program at more than 20 in person or telephonic meetings. At the end of the year the Audit Committee reviewed the developments in the company’s compliance program and, based on the company’s progress, the Audit Committee concluded that the company had achieved substantial progress on the compliance objectives. Based on the recommendations of the Audit Committee, the Compensation, Nominating and Governance Committee elected not to make any compliance-related reductions to the compensation of the company’s senior executives for Fiscal 2014.

This report briefly discusses the company’s efforts to achieve these compliance and related ethics objectives, and provides examples of some of the resulting changes in the company.

People

A.	Additional Compliance Resources and Coordination

To leverage its strengths in key disciplines around the world and provide closer coordination and integration, Walmart aligned its corporate structure to have the global compliance, ethics, investigations and legal functions under one organization, reporting to its Executive Vice President, Global Governance and Corporate Secretary.

As part of that realignment, over the last 14 months Walmart has brought a number of separate groups that assist the company in complying with the law and company policies together into a unified global compliance program. That global program is led by a Senior Vice President and Global Chief Compliance Officer (“CCO”) who reports to the Executive Vice President, Global Governance and Corporate Secretary and directly to the Audit Committee. The Global CCO is assisted by a Senior Vice President and CCO for Walmart’s International division, a Senior Vice

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

President and CCO for Walmart U.S., and a Global Anti-Corruption Compliance Officer, among other executives.

To reflect this realignment, Walmart added significant personnel resources to the global compliance organization and clarified the roles of its compliance personnel in Fiscal 2014.

First, compliance with the Foreign Corrupt Practices Act (FCPA) and other anti-corruption laws remained a key priority for the company. Walmart hired a number of anti-corruption directors and other anti-corruption staff in both its global headquarters and in its International retail markets during the year. The anti-corruption director for each market reports to a dedicated anti-corruption team in Walmart’s Home Office in Bentonville, Arkansas, which is led by the company’s Global Anti-Corruption Compliance Officer. Collectively, this global team is charged with conducting due diligence, developing and providing anti-corruption training, and overseeing the implementation of the company’s anti-corruption policies and procedures throughout the world.

To ensure that Walmart has an effective anti-corruption compliance program, the company continued to work closely with external anti-corruption compliance experts to continue reviewing, assessing and developing its anti-corruption program during the year. In total in Fiscal 2014, the company has spent in excess of $109 million on enhancements to its global anti-corruption compliance program and financial controls. With the addition of new anti-corruption resources, the company transitioned some anti-corruption compliance work from external consultants to internal staff during Fiscal 2014. This effort is critical to promoting the long-term sustainability and capability of the company’s anti-corruption compliance team.

Second, the company added personnel to the compliance program in its International division both through internal transfers of existing associates and through new hires. Notably, by the end of Fiscal 2014 the company had appointed 10 market-level CCOs in the International division to build and lead the compliance teams in the company’s retail markets. The company also appointed regional CCOs to lead and support the compliance organization within three international regions—LatAm (Argentina, Brazil, Central America, Chile, Mexico), Asia (China, India, Japan), and EMEA (Africa, Canada, U.K.).

Picture: Global Compliance Organizational Structure:

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

Third, the company appointed and organized new compliance staff in Fiscal 2014 based not only on geographic considerations, but also on topic-related expertise. In Fiscal 2014 the company formed teams of experts dedicated to helping each other solve common problems across borders. The company has identified 14 subject matter areas that Walmart’s compliance program is addressing throughout the organization. The compliance program’s goal is to assist the business in complying with laws and best practices relating to each of these 14 areas. A chart of those subject matters is set out below.

To provide expert guidance relating to these subjects, in Fiscal 2014 Walmart designated 14 global Subject Matter Leaders (“SMLs”). Additionally, the company appointed Subject Matter Experts (“SMEs”) in the International division and additional SMEs in some individual markets. These SMLs and SMEs work collaboratively with each other and with SMEs in the U.S. market to identify and coordinate common standards and procedures, share best practices, provide training and monitoring, and support each other in matters relating to their areas of expertise.

Picture: 14 Global Compliance Subject Matter Areas:

Fourth, in light of the growth of Walmart’s eCommerce businesses, in Fiscal 2014 the company successfully identified and recruited a new senior executive to lead its compliance program in the Global eCommerce and Leverage areas. Also, the company recruited a new vice president to lead the global Responsible Sourcing team. The company’s Responsible Sourcing group promotes appropriate social and safety-related behaviors in the company’s supply chain and seeks to lead and inspire others to do the same. For example, the group sets policies and standards for suppliers, provides training to educate and empower workers, and monitors compliance with the company’s social and safety requirements.

Fifth, in Fiscal 2014 the company began the process of planning for and appointing teams of compliance monitors in all of its International retail markets. These monitors are known as Continuous Improvement Teams because of their mission to regularly review the company’s retail operations and assist the business in maintaining compliance with local laws and policies. In this respect, these international teams are intended to implement best practices that the company has learned in its U.S. retail operations, where similar compliance monitoring teams have functioned for several years.

Finally, in addition to the personnel discussed above, in Fiscal 2014 the company filled a number of specific compliance roles around the world. Within each market the company reviewed the

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

personnel assigned to key compliance roles and hired or transferred personnel as necessary. Those new personnel brought expertise in anti-money laundering procedures, environmental issues, and health and safety, among other areas. The process of filling all of the roles in the global compliance program continued throughout Fiscal 2014 and is ongoing. At the close of the fiscal year, the company had more than 2000 associates working in its global compliance program.

B.	Improved Training

Compliance policies cannot work well without effective training. In Fiscal 2014 the company undertook a review of its compliance training programs in the U.S. and each international market. Following this review, Walmart prepared a multi-year compliance training plan aimed at increasing the frequency of training, providing mechanisms to measure training effectiveness, and evaluating systems for tracking training. In Fiscal 2014 Walmart’s associates met or exceeded the company’s targets for completing assigned training.

1.	Anti-Corruption

Anti-corruption remains a key focus for compliance training in all markets. Walmart’s anti-corruption training is designed to develop awareness and understanding of the relevant standards of conduct for associates and agents who interact directly or indirectly with government officials on the company’s behalf, among other topics. The training teaches the principles and processes embodied in the company’s Global Anti-Corruption Policy and anti-corruption procedures.

Between December 2011 and January 2014, the company delivered anti-corruption training to more than 100,000 attendees from all levels of the company around the world, including key senior executives and officers who interact directly or indirectly with government officials. This training was conducted in the local language where appropriate. This training was delivered in a number of ways, including via a computer-based learning module to provide consistent and effective anti-corruption training to a broader audience of more than 45,000 associates; in-person procedure and practical scenario training to more than 16,000 associates; in-person general FCPA awareness training in all markets to over 15,000 associates and ad hoc, and risk-based market-specific training to over 28,000 associates. In addition to training its own associates, Walmart has begun to provide training to certain third-party intermediaries and business partners.

The anti-corruption training provided over the last two years provides a solid foundation for an ongoing training regimen. The company will continue providing anti-corruption training in the fiscal year ending January 31, 2015 (“Fiscal 2015”) with the launch of an enhanced global anti-corruption training and communication program. This program was created in Fiscal 2014 to further define risk-based target audiences and design both global and market-specific training and communication plans and requirements.

2.	Other Compliance Training Initiatives

Walmart’s compliance training efforts in Fiscal 2014 also included topics beyond anti-corruption. For instance, the company increased the amount of training it provided to U.S.-based associates on environmental compliance issues associated with returns and expanded its training on the rules associated with pharmaceutical billing, including Medicare & Medicaid basics, billing integrity, and issues relating to prescriber identification. Walmart recognizes that an effective training program is essential to help associates understand and fulfill the requirements associated with their jobs.

In addition Walmart’s Global Ethics organization enhanced its training capabilities, delivering new orientation materials for field and corporate office associates, a statement of ethics e-learning module for new and existing corporate office associates and instructor-led ethics training for new

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

or recently promoted officers. More than 900,000 associates globally received ethics training through instructor-led training and e-learning. 200,000 field associates in supervisor or higher roles in Walmart Stores U.S. and management associates in U.S. Logistics also received annual e-learning for the first time during Fiscal 2014.

C.	Enhanced Communication Channels

During the year the company made a number of improvements to existing communication channels to provide more regular and effective compliance communications. For example, the new regional and market CCOs met regularly to provide information and feedback and to receive guidance and collaboration from subject matter experts and each other. Throughout the year the new SMLs and SMEs led discussions and projects among groups of associates whose work relates to the expert’s compliance area. The goal of these global subject-matter interactions was to drive consistency in the company’s approach to each of the 14 global compliance areas. The U.S. compliance team also led a “Compliance Week” involving operators from around the country in discussions about ways to earn and keep the trust of our customers and regulators.

To promote identification and resolution of issues relating to integrity and other high-priority risks, the company has established global escalation and review procedures that identify specific categories of allegations which must be reported to the company’s Global Ethics Office in Bentonville. A global helpline, in place for many years, ensures every Walmart associate has access to report ethics concerns. This is publicized widely through facility posters and on a website available in 14 languages and accessible globally, walmartethics.com. In Fiscal 2014 associates used the website to ask questions, read Walmart’s Statement of Ethics, and submit or follow up on ethics concerns.

In addition, the Everyday Integrity Link broadcast and Leadership Speaks Series gave associates at least two opportunities to hear local and corporate, senior leaders discuss the importance of integrity. The Global Ethics office also provided messaging tools including ‘Five Minute Integrity Focus’, a manager discussion tool provided on a quarterly basis, designed to foster a direct dialogue between associates and managers about integrity. To ensure the effectiveness of these measures, associate perception of ethics and ethical behavior is tracked via an Integrity Index, captured as part of Walmart’s annual Associate Engagement Survey.

In Fiscal 2014 Walmart associates that displayed exceptional levels of integrity were recognized by the company for their achievements. The Integrity in Action Award program, a global, peer nomination process to recognize associates for doing the right thing, culminated during the annual shareholders’ meeting and final recipients for each international market participated as flag bearers during the opening ceremony, before being recognized individually on stage.

As the fiscal year concluded, the leaders of Walmart’s various business units made similar plans on how they would include compliance-related topics in the messages to their teams about key priorities for Fiscal 2015. This resulted in the leaders of all of the company’s retail markets delivering compliance topics in their messages to associates about priorities for the coming year. This development is significant because, to be effective, compliance must be an integral part of Walmart’s business planning and culture.

Policies and Processes

In Fiscal 2014 Walmart strengthened its processes to make complying with the law and with the company’s policies an integral part of the way our associates work. Some examples of these new or improved processes include establishing a Compliance and Ethics Committee in each of the company’s international retail markets to help the company operate in accordance with applicable laws and regulations and achieve the highest ethical business standards. The market-level

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

committees’ structure is patterned after the company’s Global Compliance and Ethics Committee, which is comprised of senior executives (including the CEO) and is chaired by the company’s compliance and ethics executives. The purpose of these global and market-level committees is to provide a regular opportunity for the senior management of each business unit to discuss current issues relating to integrity and compliance, to assign responsibility for improvements and review progress on past assignments, and to ensure appropriate accountability.

A.	Global Subject Matter Policies

Walmart’s global compliance program requires a consistent and sustainable approach across all markets. In Fiscal 2014, Walmart’s compliance SMLs and SMEs reviewed the company’s policies and developed draft global polices on a variety of subject matter areas. Contemporaneous with the development of these policies, the company began an effort to consult outside professionals in each of the company’s retail markets to benchmark the policies against local laws and regulations. In Fiscal 2015, the company will continue to develop additional standards and controls to ensure consistent application of compliance principles across all retail markets.

B.	Anti-Corruption Controls and Procedures

Walmart’s Global Anti-Corruption Policy is part of the foundation for the company’s anti-corruption compliance program. Consistent with anti-corruption laws around the world, Walmart’s Global Anti-Corruption Policy prohibits anyone acting on behalf of the company from offering, giving or receiving anything of value to or from any person, including any government official, in order to improperly influence any act or decision or to otherwise gain an improper benefit for the company. The Global Anti-Corruption Policy prohibits “facilitating payments” and also clarifies that any associate or third party who violates the policy will be subject to disciplinary measures up to and including termination and, where appropriate, referral of the matter to relevant law enforcement authorities.

In Fiscal 2014, Walmart continued to develop and enhance its market-specific anti-corruption procedures tied to this global policy. Among other issues, these enhancements related to:

•	Assessments of anti-corruption compliance risks;

•	Due diligence on third parties who interact with government officials;

•	Processes and anti-corruption-related contractual provisions for engaging third parties and business partners;

•	Business expenditures (e.g., meals, travel, entertainment, and gifts) involving government officials;

•	Charitable contributions and donations;

•	Acquisition or lease of property from government officials and agencies;

•	Government inspections and any associated fines or penalties;

•	Memberships and sponsorships;

•	Training;

•	Recordkeeping; and

•	Reporting and investigating allegations of violations relating to integrity.

Over the year, Walmart also continued to evaluate and improve the financial controls in its International retail markets using a team of internal personnel and external consultants. For example, during the year the company installed or amended financial controls for non-merchandise disbursements, employee expense reimbursements, and the sale of gift cards. To

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

increase global and market-level knowledge of the company’s financial controls, the company established corporate-level and in-market communications tools that reported on the progress of the financial control enhancement project. Walmart also improved its in-market and corporate monitoring and reporting, including key control reporting, self-assessments, and certifications, to evaluate the effectiveness of its enhanced financial controls.

As Walmart’s business grows and the risk landscape changes, the company will continue to assess and improve its financial controls and global anti-corruption program.

C.	Environmental Compliance

Walmart’s environmental compliance efforts strive to create sustainable processes for managing environmental risks. In addition to its regular environmental compliance activities, in Fiscal 2014 the company provided training and conducted internal monitoring to educate the company’s associates and maintain compliance with a settlement relating to the way the company handled returned or broken merchandise. The company also obtained approval from the Environmental Protection Agency (“EPA”) for a work plan and semi-annual report relating to the company’s settlement agreement.

D.	Health & Safety

Walmart’s Health & Safety compliance group assists the company with its commitment to provide a comfortable and safe shopping experience for its customers and members and a healthy, safe workplace for associates and suppliers. Recognizing fire safety as one of its top health and safety priorities, over the past year the company created and carried out a plan to conduct fire safety reviews in four international retail markets. These reviews were headed by the new global health and safety Subject Matter Leader and international Subject Matter Expert. Following these reviews, each of these markets worked collaboratively with the global and international experts to establish new processes and controls, improve store infrastructure, and evaluate future fire monitoring plans. The company also initiated fire safety reviews in other markets to check the status of the company’s fire safety compliance and response readiness.

E.	Alcohol, Tobacco, and Firearms (“ATF”)

Walmart has been a longstanding leader in complying with state and federal firearms laws. In Fiscal 2014, the company continued to improve its ATF program by implementing a mandatory certification program for associates in the U.S. who sell firearms. The company also restricted the number of associates who may handle ATF transactions to associates who work in the company’s sporting goods departments or who are members of store management and strengthened the training program for these associates. Collectively these changes are intended to ensure that the individuals who serve our customers are trained on the appropriate legal requirements and safety issues.

In addition to these improvements to staffing procedures and training, in Fiscal 2014 Walmart developed and began to use an enhanced electronic transaction system for firearms sales. This electronic transaction system seeks to reduce the potential for errors in the process of collecting and processing required data (such as obtaining buyer signatures, recording transaction dates, and conducting background checks). The electronic system requires that ATF procedures be followed and before a sale will close, which has reduced the error rate associated with manual completion of paper forms.

F.	Anti-Money Laundering

In Fiscal 2014, Walmart made several improvements to its existing program for detecting and combating money laundering activities and related fraud (“AML compliance”), both in the U.S. and abroad. These projects included: (i) enhancing customer receipts for international remittances to

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

add information about fees, exchange rates, currencies and regulatory disclosures; (ii) preparing reference guides and delivering revised training modules to 70,000 field associates to educate them about money laundering risks and the company’s related policies and procedures; (iii) upgrading the company’s quality assurance process for AML-compliance data and (iv) increasing AML compliance staff.

G.	Health & Wellness

Walmart’s Health & Wellness compliance team assists the business in providing customers with high-quality health and wellness products and care. In Fiscal 2014, the company advanced that goal by:

•	Developing the ability to print Braille labels for mail-order prescriptions in the U.S. to better serve vision-impaired patients;

•	Creating a diversion analytics tool to deter, detect and remedy attempts at pharmaceutical diversion in U.S. Walmart and Sam’s Club pharmacies;

•	Redesigning its prescription bagging process to improve pharmacy operations and reduce the potential for bagging errors and prescription misfills;

•	Designing solutions to implement new governmental privacy rules; and

•	Conducting a study of state-specific billing code requirements in the U.S. and evaluating mechanisms for ensuring compliance with those requirements.

H.	License & Permit Tracking

In Fiscal 2014 the company created a centralized International Licensing & Permits Team, staffed with individuals who previously led the company’s license and permit compliance team in the U.S. The company charged this centralized team with developing improved processes to monitor and track the company’s licenses and permits across all retail markets. The company also conducted an analysis of the processes previously used in each International market to identify and apply for required licenses and permits.

I.	Risk Assessments

Regulators in the U.S., U.K and elsewhere have stated that periodic risk assessments are essential to developing a risk-based compliance program. In Fiscal 2014 Walmart conducted formal compliance risk assessments in all of its retail markets and in an international procurement and logistics subsidiary. The company is utilizing the information obtained in these risk assessments to create a new list of prioritized compliance enhancements for Fiscal 2015.

Systems

Systems and technology increase the effectiveness of a compliance program and reduce the burden associated with manual processes. As part of the company’s effort to bring its separate compliance groups into a unified global compliance program, in Fiscal 2014 the company conducted a comprehensive inventory and current-state assessment of its compliance-related systems in every International retail market. The purpose of the assessment was to identify opportunities to leverage global compliance technologies and move toward common systems in order to enhance the efficiency and consistency of the global compliance program.

Following this assessment, the company developed a Global Compliance Systems Roadmap, which focuses on deploying a set of core technologies across all markets, complemented with local specialized solutions where necessary. In the second half of Fiscal 2014, the company began deploying these core technologies in some International markets, with plans to continue

Walmart’s Global Compliance Program – Report on Fiscal Year 2014

this deployment. Including the costs incurred in Fiscal 2014, the company currently estimates that it will spend in excess of $100 million on compliance systems enhancements around the globe over the course of the next several years.

In addition to the systems mentioned throughout this paper, the company’s progress on compliance systems in Fiscal 2014 included:

A.	Third Party Due Diligence

Third parties who interact with the government (including agents, consultants, and distributors) (collectively “TPIs”) could present potential compliance risks to international businesses. In Fiscal 2014 Walmart implemented a technology solution across all the company’s international retail markets to screen TPIs for anti-corruption and other compliance risks by collecting information on TPIs and comparing it with information from various databases. These databases help to expose some potential relationships between TPIs and foreign governments, identify whether the TPI has been subjected to certain government sanctions, and reveal adverse media stories about the TPI. The company also provided relevant associates in each market’s anti-corruption team with in-person training on the use of the tool.

B.	Licenses & Permits

To systematize tracking of the company’s licenses and permits, the company selected a technology tool to manage licenses and permits in all markets and began the initial rollout of this system in four retail markets.

C.	Compliance Monitoring

The company also began deploying an electronic tool for capturing monitoring data and tracking remediation of compliance issues identified by the company’s compliance monitors. The initial phase of the tool was installed in all of Walmart’s International retail markets, with a plan to deploy additional functionality in Fiscal 2015.

The Road Ahead

These are only some examples of the improvements Walmart made to its global compliance program in Fiscal 2014. The company’s Board and senior management have agreed that the process of creating an annual prioritized list of compliance objectives has been a productive development in the company’s corporate governance. The company is creating a similar prioritized list of compliance-related enhancements for Fiscal 2015, which will be subject to approval and oversight by the Audit Committee. As in Fiscal 2014, the Compensation, Nominating and Governance Committee of the Board has made a portion of the compensation of the company’s most senior executives conditional on achieving satisfactory progress on these compliance objectives.

The efforts outlined here are designed to earn and keep the trust of customers, associates, investors and the public. By continuously assessing and improving the company’s people, processes and systems, Walmart will demonstrate that people can have high expectations of the company. As Sam Walton stated, “high expectations are the key to everything.”

Walmart’s Global Compliance Program – Report on Fiscal Year 2014